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                                                                     EXHIBIT 4.4

              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
                   4.25% CLASS C CONVERTIBLE PREFERRED STOCK,
                                   SERIES 1996

                                       OF

                          AIRTOUCH COMMUNICATIONS, INC.

    AIRTOUCH COMMUNICATIONS, INC. (the "Corporation"), a Delaware corporation governed by the provisions of the General Corporation Law of the State of Delaware, as amended, hereby certifies that, under authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation and the provisions of Section 151 and Section 141 of the General Corporation Law of the State of Delaware, the Board of Directors at a meeting held on April 4, 1996 duly adopted the following resolutions (the April 4, 1996 Resolutions):

    RESOLVED that pursuant to the authority vested in the Board of Directors of this Corporation by the Certificate of Incorporation and Section 151 of the Delaware General Corporation Law, the Board of Directors hereby approves the amount, preferences and rights, including voting rights, of this Corporation's 4.25% Class C Convertible Preferred Stock, Series 1996 (the "Class C Preferred"), as presented to the Board of Directors; and be it further

    RESOLVED that pursuant to the authority vested in the Board of Directors of this Corporation by the Certificate of Incorporation and Section 141 of the Delaware General Corporation Law, a committee known as the Preferred Stock Committee, of which Arun Sarin shall be the sole member, is established, and that such committee is authorized to incorporate the amount, rights, and preferences of each of the Class B Preferred and the Class C Preferred, as approved by this Board of Directors, into Certificates of Designation, Preferences and Rights to be filed with the Secretary of State of the State of Delaware, provided that the Preferred Stock Committee may approve modifications to the amounts, preferences and rights of the Class B Preferred and the Class C Preferred, other than the voting rights.

    The Corporation further certifies that the Executive Committee of the Board of Directors of this Corporation duly adopted, by unanimous written consent pursuant to the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware, resolutions dated July 3, 1996 (the "July 3, 1996 Resolutions"), modifying the terms of the Class C Preferred Stock and authorizing the Preferred Stock Committee to incorporate such terms into the Certificate of Designation, Preferences and Rights.

    The Corporation further certifies that under the authority conferred upon the Preferred Stock Committee by the April 4, 1996 Resolutions and the July 3, 1996 Resolutions, the Preferred Stock Committee of the Board of Directors duly adopted the following resolution by unanimous written consent pursuant to the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware:

    RESOLVED, that under authority conferred upon the Preferred Stock Committee by resolutions of the Board of Directors duly adopted at a meeting held on April 4, 1996 and the provisions of Section 141 and 151 of the General Corporation Law of the State of Delaware, the Preferred Stock Committee hereby fixes the amount, preferences and rights of the shares of the 4.25% Class C Mandatorily Convertible Preferred Stock, Series 1996, as set forth in Schedule A attached hereto, and the proper officers of the Corporation are hereby authorized and directed to execute and file a Certificate of Designation, Preferences and Rights containing such provisions with the Secretary of the State of Delaware and with such other governmental agencies or authorities as any of such officers may deem appropriate.


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                                   SCHEDULE A


SECTION 1. DESIGNATION AND AMOUNT.

         The designation of the series of Preferred Stock created by this Certificate shall be "4.25% Class C Convertible Preferred Stock, Series 1996, par value $0.01 per share" (the "Class C Preferred Shares"), and the number of shares constituting such series shall be 19,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of Class C Preferred Shares to a number less than that of the Class C Preferred Shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

SECTION 2. DEFINITIONS.

         As used in this Certificate:

                  "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of California or the State of New York are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise.

                  "Current Market Price" per share of Common Stock at any date shall be deemed to be the Volume-Weighted Average Trading Price over the fifteen consecutive Trading Day period ending on and including such date of determination; provided, however, if any event that results in an adjustment of the Exchange Rate occurs during such fifteen Trading Day period, the Current Market Price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event;

                  "Call Price" has the meaning set forth in Section 4(a).

                  "Class B Preferred Shares" means the shares of 6.0% Class B Mandatorily Convertible Preferred Stock, 1996 Series.

                  "Class C Preferred Shares" means the shares of 4.25% Class C Convertible Preferred Stock, 1996 Series.

                  "Determination Date" means, with respect to the issuance, sale or exchange of any Equity Securities, the later of (a) the date upon which the price or the amount of consideration to be received in consideration of such issuance, sale or exchange is fixed and (b) the date upon which a public announcement of the transaction is made, provided that if no public announcement is made, the Determination Date shall be the date set forth in (a).

                  "Dividend Payment Date" has the meaning set forth in Section 3(a).

                  "Equity Securities" shall mean the Common Stock or any debt, equity or other security or contractual right, in each case that is convertible into or exercisable or exchangeable for, or based on the value of, the Common Stock or any warrants, options or other rights to purchase the Common Stock or other Equity Securities (other than Rights).

                  "Exchange Rate" has the meaning set forth in Section 4(c).

                  "Exempt Issuance" means (a) Equity Securities issued pursuant to any existing or future employee stock purchase plan, employee stock option plan or other employee or director benefit plan or (b) Equity Securities issued pursuant to any stockholder purchase plan or plan for the reinvestment of dividends or interest, to the extent that the consideration paid for the Equity Securities issued pursuant


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         to any such stockholder or dividend or interest reinvestment plan is not less than 95% of the Fair Market Value of such securities as of the date of the issuance of the Equity Securities.


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                  "Extraordinary Distribution" means any single dividend or
         other distribution (including by reclassification of shares or recapitalization of the Corporation, as well as any such dividend or distribution made in connection with a merger or consolidation in which the Corporation is the continuing corporation and the Common Stock is not changed or exchanged) to holders of Common Stock (effected while any of the shares of Class C Preferred Stock are outstanding) (i) of cash, where the aggregate amount of such single cash dividend or distribution together with the amount of all cash dividends and distributions made to holders of Common Stock during the twelve-month period ending on the payment date for such cash dividend or distribution to holders of Common Stock, when combined with the aggregate amount of all previous Pro Rata Repurchases during such period (for this purpose, including only that portion of the aggregate purchase price of each such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Business Day prior to the public announcement of such Pro Rata Repurchase made during such period), exceeds twelve and one-half percent (12 1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the record date for determining the stockholders entitled to receive such Extraordinary Distribution and
         (ii) of any evidences of indebtedness of the Corporation or evidences of indebtedness or securities of any other person or any other property (including, without limitation, shares of capital stock of any subsidiary of the Corporation), or any combination thereof. The Fair Market Value of any such single dividend or other distribution that, pursuant to clause (i), constitutes an Extraordinary Distribution shall for purposes of the first paragraph of Section 4(d)(iii) hereof be the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any other cash dividends and distributions made within the relevant period referred to above to holders of Common Stock to the extent such other dividends and distributions were not previously included in the calculation of an adjustment pursuant to the first paragraph of Section 4(d)(iii) hereof within such period.

                  "Fair Market Value" shall mean the Volume-Weighted Average Trading Price of the Security in question for the five-day period before the earlier of the day in question and the "ex" date with respect to any issuance or distribution requiring such computation. The term "ex" date, when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market to determine that day's Volume-Weighted Average Trading Price. With respect to any asset or security for which there is no Current Market Price, the Fair Market Value of such asset or security shall be determined in good faith by the Board of Directors.

                  "Issued Equity Securities" has the meaning set forth in
         Section 4(d)(ii).

                  "Initial Issuance Date" means the date upon which a Certificate of Merger providing for the merger of Cellular Communications, Inc. into a wholly-owned subsidiary of the Corporation is filed with the Secretary of State of Delaware.

                  "International Distribution" means a distribution to the holders of Common Stock of any equity interest in an International Entity, on a per share basis.

                  "International Entity" means any entity predominantly holding interests in cellular operations outside the United States that has an aggregate Fair Market Value of U.S.$1 billion or more.

                  "Junior Stock" has the meaning set forth in Section 3(b).

                  "Maturity Date" has the meaning set forth in Section 4(a).

                  "Non-Dilutive Amount" in respect of an issuance, sale or exchange by the Corporation of any Equity Securities (other than Common Stock) shall mean the excess of (i) the Fair Market Value of a share of Common Stock on the Determination Date multiplied by the maximum number of shares of


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         Common Stock which could be acquired on such date upon the exercise, conversion or exchange in full of such Equity Securities (and any Equity Securities receivable upon exercise, conversion or exchange thereof), whether or not then exercisable, convertible or exchangeable at such date, if any, over (ii) the aggregate amount payable pursuant to the exercise, conversion or exchange of such Equity Securities, whether or not then exercisable, convertible or exchangeable, to purchase or acquire such maximum number of shares of Common Stock (and any Equity Securities receivable upon exercise, conversion or exchange thereof); provided, however, that in no event shall the Non-Dilutive Amount be less than zero. For purposes of the foregoing sentence, the amount payable pursuant to the exercise, conversion or exchange of such Equity Securities to purchase or acquire shares of Common Stock shall be deemed to be the Fair Market Value of the consideration payable pursuant to the exercise, conversion or exchange of such Equity Securities on the Determination Date (excluding for that purpose the Fair Market Value of the Equity Security to be so exercised, converted or exchanged).

                  "Parity Preferred Stock" has the meaning set forth in Section 3(a).

                  "Preferred Stock Directors" has the meaning set forth in
         Section 8(b).

                  "Pro Rata Repurchases" means any purchase of shares of Common Stock by the Corporation or any affiliate thereof (as defined in Rule 12b-2 under the Security Exchange Act of 1934 (the "Exchange Act") pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Class C Preferred Shares are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that "Pro Rata Repurchase" shall not include any purchase of shares by the Corporation or any subsidiary thereof made in open market transactions substantially in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act or on such other terms and conditions as the Board of Directors shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock. The "Effective Date" of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

                  "Provisional Redemption Date" has the meaning set forth in
         Section 4(b)(i).

                  "Provisional Redemption Price" has the meaning set forth in
         Section 4(b)(i).

                  "Provisional Redemption Year" has the meaning set forth in
         Section 4(b)(i).

                  "Reorganization Event" has the meaning set forth in Section 4(e).

                  "Rights" means rights of the Corporation issued or issuable under the Rights Agreement dated September 9, 1994 between the Corporation and The Bank of New York or pursuant to any successor stockholder rights plan replacing the Rights Agreement.

                  "Senior Preferred Stock" has the meaning set forth in Section 3(a).

                  "Security Issue Date" means the date on which a particular Class C Preferred Share is issued.

                  "Third Party" means any person as to which the Corporation does not own, directly or indirectly, and does not have the power to direct, more than 20% of the outstanding voting interests.


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        "Trading Date" shall mean a date on which the New York Stock Exchange
    (or any successor thereto) is open for the transaction of business.

        "Volume-Weighted Average Trading Price" for any given period means, for a security, an amount equal to (A) the cumulative sum, for each trade of such security during such period on the New York Stock Exchange (or such other principal exchange or over-the-counter market on which such security is listed), of the product of: (x) the sale price and (y) the number of shares of the security sold at such price; divided by (B) the total number of securities so traded during the specified period.

SECTION 3. DIVIDENDS.

    (a) Payment of Dividends. The holders of outstanding Class C Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative preferential dividends at the rate per Class C Preferred Share of $2.125 per annum, as adjusted pursuant hereto, and no more, payable quarterly in arrears on the 15th day of each February, May, August and November, respectively (each such date being hereinafter referred to as a "Dividend Payment Date"), or, if any Dividend Payment Date is not a Business Day, then the Dividend Payment Date shall be the next succeeding Business Day. The first dividend payment shall be for the period from the Initial Issuance Date to but excluding the first day of the next calendar quarter, and will be payable on the first Dividend Payment Date thereafter. Each quarterly period beginning on January 1, April 1, July 1 and October 1 in each year and ending on and including the day next preceding the first day of the next such quarterly period shall be a dividend period. Dividends (or amounts equal to accrued and unpaid dividends) payable on Class C Preferred Shares for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. The Board of Directors may fix a record date for the determination of holders of Class C Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 calendar days prior to the date fixed for the payment thereof. If the Security Issue Date of a particular Class C Preferred Share is later than the Initial Issuance Date solely due to a delay in the surrender by the holder of a certificate representing a share of capital stock of Cellular Communications, Inc. ("CCI") pursuant to Section 3.2 of the Agreement and Plan of Merger between the Corporation and CCI, then, dividends on such Class C Preferred Share shall be payable from the Initial Issuance Date. If the Security Issuance Date of a particular Class C Preferred Share is later than the Initial Issuance Date for reasons other than those described in the preceding sentence, then dividends on such Class C Preferred Share shall accrue only from the first day of the dividend period during which such Class C Preferred Share was issued.

    Dividends on the Class C Preferred Shares will accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared on a daily basis from the previous Dividend Payment Date. Accumulated unpaid dividends shall not bear interest. Dividends will cease to accrue in respect of Class C Preferred Shares on the Maturity Date or on the date of their earlier redemption or conversion.

    The Class C Preferred Shares will rank on a parity as to payment of dividends with Class B Preferred Shares, and with any future preferred stock issued by the Corporation (the "Parity Preferred Stock") that by its terms ranks pari passu with the Class C Preferred Shares with respect to payment of dividends.

    The Class C Preferred Shares will be subordinate as to payment of dividends to any future preferred stock issued by the Corporation that by its terms is senior to the Class C Preferred Shares with respect to payment of dividends (the "Senior Preferred Stock").

    (b) Payment of Dividends on Junior Stock. As long as any Class C Preferred Shares are outstanding, no dividends or other distributions for any dividend period (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, Common Stock or any other capital


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stock of the Corporation ranking junior to the Class C Preferred Shares as to the payment of dividends and distribution of assets upon liquidation, including the Corporation's Series A Redeemable Participating Preferred Stock, par value $0.01 per share ("Junior Stock"), and cash in lieu of fractional shares of such Junior Stock in connection with any such dividend) will be paid on any Junior Stock unless: (i) full dividends on all outstanding shares of Senior Preferred Stock and Parity Preferred Stock (including the Class C Preferred Shares) have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the payment date of such Junior Stock dividend or distribution and for the current dividend period, to the extent such Senior Preferred Stock or Parity Preferred Stock dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofor required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Senior Preferred Stock or Parity Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Senior Preferred Stock or Parity Preferred Stock.

    In addition, as long as any Class C Preferred Shares are outstanding, no shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by the Corporation or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith) or the purchase, redemption, or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith)) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on all outstanding shares of Senior Preferred Stock and Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such purchase, redemption or acquisition and for the current dividend period, to the extent such Senior Preferred Stock or Parity Preferred Stock dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofor required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Senior Preferred Stock or Parity Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Senior Preferred Stock or Parity Preferred Stock unless all Parity Preferred Stock at to which such a default exists is purchased or redeemed on a pro rata basis.

    Subject to the provisions described above, such dividends or other distributions (payable in cash, property, or Junior Stock) as may be determined from time to time by the Board of Directors may be declared and paid on the shares of any Junior Stock and from time to time Junior Stock may be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of any outstanding Senior Preferred Stock or Parity Preferred Stock, to share therein according to their respective interests.

    (c) Payment of Dividends on Parity Preferred Stock. As long as any Class C Preferred Shares are outstanding, dividends or other distributions for any dividend period may not be paid on any outstanding shares of Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith), unless either: (a) (i) full dividends on all outstanding shares of Senior Preferred Stock and Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the payment date of such Senior Preferred Stock or Parity Preferred Stock dividend or distribution and for the current dividend period, to the extent such Senior Preferred Stock or Parity Preferred Stock dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofor required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any outstanding shares of Senior Preferred Stock and Parity Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Senior Preferred Stock or Parity Preferred Stock; or (b) any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share on outstanding Class C Preferred Shares and each other share of such Parity Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid


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dividends for prior dividend periods, if such dividends are cumulative) per share of outstanding Class C Preferred Shares and such other outstanding shares of Parity Preferred Stock bear to each other.

    In addition, as long as any Class C Preferred Shares are outstanding, the Corporation may not purchase, redeem or otherwise acquire any Senior Preferred Stock or Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith) unless: (i) full dividends on all outstanding shares of Senior Preferred Stock and Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the payment date of such Parity Preferred Stock purchase, redemption or other acquisition and for the current dividend period, to the extent such Senior Preferred Stock and Parity Preferred Stock dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofor required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Senior Preferred Stock and Parity Preferred Stock; and (iii) the Corporation is not in default of any of its obligations to redeem any outstanding shares of Senior Preferred Stock or Parity Preferred Stock., unless all Parity Preferred Stock as to which such a default exists is purchased or redeemed on a pro rata basis.

    (d) Any dividend payment made on the Class C Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Class C Preferred Shares.

    (e) All dividends paid with respect to the Class C Preferred Shares shall be paid pro rata to the holders entitled thereto.

    (f) Holders of the Class C Preferred Shares shall be entitled to receive dividends in preference to and in priority over any dividends upon any shares of the Corporation ranking junior to the Class C Preferred Shares as to dividends, but subject to the rights of holders of shares of the Corporation having a preference and a priority over the payment of dividends on the Class C Preferred Shares.

SECTION 4. REDEMPTION AND CONVERSION.

    (a) Mandatory Redemption. On the twentieth anniversary of the Initial Issuance Date, or, if such date is not a Business Day, then the next succeeding Business Day (the "Maturity Date"), the Class C Preferred Shares shall terminate and the holder of each outstanding Class C Preferred Share shall be entitled to receive an amount in cash equal to $50.00 per share (the "Call Price") plus all accrued and unpaid dividends on such Class C Preferred Share (other than previously declared dividends payable to a holder of record on a prior date) to the Maturity Date, whether or not declared, out of funds legally available for the payment of dividends, subject to the redemption of the Class C Preferred Shares by the Corporation or the conversion of the Class C Preferred Shares at the option of the holder at any time prior to the Maturity Date. Dividends on the Class C Preferred Shares shall cease to accrue and such shares shall cease to be outstanding on the Maturity Date. The Corporation shall make such arrangements as it deems appropriate for the payment of cash in respect of the Call Price and accrued and unpaid dividends, if any, in exchange for and contingent upon surrender of certificates representing the Class C Preferred Shares, and the Corporation may defer the payment of the Call Price or dividends on such shares of Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the Class C Preferred Shares, provided that the Corporation shall give the holders of the Class C Preferred Shares such notice of any such actions as the Corporation deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to the Maturity Date. Amounts payable in cash in respect of the Class C Preferred Shares or in respect of such shares of Common Stock shall not bear interest.

    (b) Redemption at the Option of the Corporation.

    (i) Right to Redeem. Class C Preferred Shares are not redeemable by the Corporation prior to the third anniversary of the Initial Issuance Date (the "Provisional Redemption Date"). From and after the Provisional Redemption Date until the fourth anniversary of the Initial Issuance Date (the "Provisional


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Redemption Year"), the Class C Preferred Shares may be redeemed by the
Corporation at any time after the Volume-Weighted Average Trading Price of the Common Stock on a per day basis has exceeded $47.125 on 15 separate Trading Days during any 30 consecutive Trading Day period during the Provisional Redemption Year (the "Provisional Redemption Price"). After the Provisional Redemption Year, the Class C Preferred Shares may be redeemed by the Corporation regardless of whether the Common Stock has achieved the Provisional Redemption Price. Until the tenth anniversary of the Initial Issuance Date, the Corporation may only redeem the Class C Preferred Shares by delivering an amount of Common Stock equal to the Call Price divided by the Volume-Weighted Average Trading Price of the Common Stock for the 15 consecutive Trading Day period prior to the record date for such redemption. From the tenth anniversary of the Initial Issuance Date until the Maturity Date, the Class C Preferred Shares may be redeemed by the Corporation by delivering either (a) the amount of Common Stock described in the previous sentence or (b) cash in an amount equal to the Call Price.

         The public announcement of any call for redemption shall be made prior to, or at the time of, the mailing of the notice of such call to holders of Class C Preferred Shares as described below. If fewer than all the outstanding Class C Preferred Shares are to be redeemed, Class C Preferred Shares to be redeemed shall be selected by the Corporation from outstanding Class C Preferred Shares not previously redeemed by lot or pro rata (as nearly as may be practicable) or by any other method determined by the Board of Directors in its sole discretion to be equitable. As used in this subparagraph (b), the term "Notice Date" with respect to any notice given by the Corporation in connection with a redemption of Class C Preferred Shares means the date on which first occurs either the public announcement of such redemption or the commencement of mailing of such notice to the holders of Class C Preferred Shares.

         (ii) Notice of Redemption. The Corporation shall provide notice of any redemption of the Class C Preferred Shares to holders of record of Class C Preferred Shares to be called for redemption not less than 15 nor more than 60 days prior to the date fixed for such redemption. Such notice shall be provided by mailing notice of such redemption, first class postage prepaid, to each holder of record of Class C Preferred Shares to be redeemed, at such holder's address as it appears on the stock register of the Corporation; provided, however, that neither failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any Class C Preferred Shares to be redeemed except as to the holders to whom the Corporation has failed to give said notice or whose notice was defective.

         Each such notice shall state, as appropriate, the following and may contain such other information as the Corporation deems advisable:

                  (A) the redemption date;

                  (B) that all outstanding Class C Preferred Shares are to be redeemed or, in the case of a call for redemption of fewer than all outstanding Class C Preferred Shares, the number of such shares held by such holder to be redeemed;

                  (C) the number of shares of Common Stock deliverable upon redemption of each Class C Preferred Share to be redeemed and, if applicable, the Call Price and the Current Market Price used to calculate such number of shares of Common Stock;

                  (D) the place or places where certificates for such shares are to be surrendered for redemption; and

                  (E) that dividends on the Class C Preferred Shares to be redeemed shall cease to accrue on such redemption date (except as otherwise provided herein).

         (iii) Deposit of Shares and Funds. The Corporation's obligation to deliver shares of Common Stock and provide funds upon redemption in accordance with this Section 4 shall be deemed fulfilled if, on or before a redemption date, the Corporation shall irrevocably deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York City and having a capital and surplus of at least $50,000,000, or shall set aside or make other reasonable provision for the issuance of such number of shares of Common Stock as are required to be delivered by the Corporation pursuant to this Section 4 upon the occurrence of the related redemption (and for the payment of cash in lieu of the issuance of fractional share amounts and accrued and unpaid dividends payable in cash on the shares to be redeemed as and to the extent provided by this Section
4). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any shares of Common Stock or funds so deposited and unclaimed at the end of two years from such redemption date shall be repaid and released to the Corporation, after which the holder or holders of such Class C Preferred Shares so called for redemption shall look only to the Corporation for delivery of such shares of Common Stock or funds.

         (iv) Surrender of Certificates; Status. Each holder of Class C Preferred Shares to be redeemed shall surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state) to the Corporation at the place designated in the notice of such redemption and shall there upon be entitled to receive certificates evidencing shares of Common Stock and to receive any funds payable pursuant to this Section 4 following such surrender and following the date of such redemption. In case fewer than all the Class C Preferred Shares represented by any such surrendered certificate are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed Class C Preferred Shares. If such notice of redemption shall have been given, and if on the date fixed for redemption, shares of Common Stock and funds necessary for the redemption shall have been irrevocably either set aside by the Corporation separate and apart from its other funds or assets in trust for the account of the holders of the shares to be redeemed or converted (and so as to be and continue to be available therefore) or deposited with a bank or a trust company or an affiliate thereof as provided herein or the Corporation shall have made other reasonable provision therefore, then, notwithstanding that the certificates evidencing any Class C Preferred Shares so called for redemption or subject to conversion shall not have been surrendered, the Class C Preferred Shares represented thereby so called for redemption shall be deemed no longer outstanding, dividends with respect to the Class C Preferred Shares so called for redemption shall cease to accrue on the date fixed for redemption (except that holders of Class C Preferred Shares at the close of business on a record date for any payment of dividends shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares following such record date and prior to such Dividend Payment Date) and all rights with respect to the Class C Preferred Shares so called for redemption shall forthwith after such date cease and terminate, except for the rights of the holders to receive the shares of Common Stock and funds, if any, payable pursuant to this Section 4 without interest upon surrender of their certificates therefore (unless the Corporation defaults on the delivery of such shares or the payment of such funds). Holders of Class C Preferred Shares that are redeemed shall not be entitled to receive dividends declared and paid on such shares of Common Stock, and such shares of Common Stock shall not be entitled to vote, until such shares of Common Stock are issued upon the surrender of the certificates representing such Class C Preferred Shares and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to such redemption date without interest thereon.

         (c) Conversion at Option of Holder. Class C Preferred Shares are convertible at the option of the holder thereof at any time prior to the Maturity Date, unless previously redeemed, into shares of Common Stock at a rate of 1.379 shares of Common Stock per Class C Preferred Share, as such rate may be adjusted as provided below (the "Exchange Rate").

         Conversion of Class C Preferred Shares at the option of the holder may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank, to the office or agency to be maintained by the Corporation for that purpose (and, if applicable, cash payment of an amount equal to the dividend payable on such shares), and otherwise in accordance with conversion procedures established by the Corporation. Each optional conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied, and dividends will cease to accrue in respect of Class C Preferred Shares at such time. The conversion shall be at the Exchange Rate in effect at such time and on such date.

         Holders of Class C Preferred Shares at the close of business on a record date for any payment of declared dividends shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such record date and prior to the corresponding Dividend Payment Date. Except as provided above, upon any optional conversion of Class C Preferred Shares, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted Class C Preferred Shares or for previously declared dividends or distributions on the shares of Common Stock issued upon such conversion.

         (d) Exchange Rate Adjustments. The Exchange Rate shall be subject to adjustment from time to time as provided below in this section (d).

         (i) If the Corporation shall, after the Initial Issuance Date:

             (A) pay a stock dividend or make a distribution with respect to its Common Stock in capital stock of the Corporation,

             (B) subdivide or split its outstanding Common Stock into a greater number of shares,

             (C) combine its outstanding shares of Common Stock into a smaller number of shares, or

             (D) issue any shares of capital stock of the Corporation as a distribution with respect to, or by reclassification of its shares of Common Stock (other than the Rights or Equity Securities covered under
         Section 4(d)(ii)),

then, in any such event, the Exchange Rate in effect immediately prior to such event shall be adjusted so that the holder of any Preferred Shares shall thereafter be entitled to receive upon conversion or upon redemption by the Corporation in the form of Common Stock or conversion at the option of the holder, the number of shares of Common Stock of the Corporation which such holder would have owned or been entitled to receive immediately following any event described above had such Preferred Shares been converted immediately prior to such event or any record date with respect thereto. Such adjustment shall become effective at the opening of business on the business day next following the record date for determination of stockholders entitled to receive such dividend or distribution, in the case of a dividend or distribution, and shall become effective immediately after the effective date, in the case of a subdivision, split, combination or reclassification. Such adjustment shall be made successively. In the case of an event described in subsection (D) above, each Class C Preferred Share shall become convertible into shares of capital stock of the Corporation as to which a holder of Common Stock immediately prior to such a distribution shall be entitled, or into which the Common Stock has become reclassified, at the Exchange Rate as modified by this subsection (i). In the event of any such reclassification into more than one resulting class of capital stock of the Corporation, the shares of each such resulting class issuable upon conversion of a Class C Preferred Share shall be in the same proportion, if possible, or if not possible, substantially the same proportion which the total number of shares of such class resulting from such reclassification bears to the total number of shares of all classes resulting from all such reclassifications.

    (ii) If the Corporation shall, after the Initial Issuance Date, issue without cost Equity Securities (other than Common Stock, the Rights or Exempt Issuances) ("Issued Equity Securities") to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the later of the record date of such issuance and the Determination Date) to subscribe for or purchase shares of Common Stock or other Equity Securities at a price per share less than the Fair Market Value of the Common Stock or other Equity Security to be acquired in effect on the Determination Date for such issuance (treating the price per share of the Equity Securities to be acquired as equal to (x) the sum of the Fair Market Value of the consideration payable for a unit of the Equity Security plus (B) the Fair Market Value of any additional consideration initially payable upon the exercise, conversion or exchange of such security into Common Stock divided by (y) the number of shares of Common Stock initially underlying or that may be acquired upon the exercise, conversion or exchange of such Equity Security) then, in any such event unless such Equity Securities are issued to holders of Class C Preferred Shares on a pro rata basis with the shares of Common Stock based on the Exchange Rate on the date immediately preceding such issuance, the Exchange Rate in effect on the record date described below shall be adjusted by multiplying it by a fraction of which the numerator shall be the sum of (x) the number of shares of Common Stock outstanding on the date of issuance of such Issued Equity Securities immediately prior to such issuance, plus (y) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such Issued Equity Securities (including the Common Stock that may be acquired upon the exercise, conversion or exchange of the Equity Securities), and of which the denominator shall be the sum of (x) number of shares of Common Stock outstanding on the date of issuance of such Issued Equity Securities immediately prior to such issuance, plus (y) the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase (including, without limitation, the Fair Market Value of the consideration payable for a unit of the Equity Securities so offered plus the Fair Market Value of any additional consideration payable upon exercise, conversion or exchange of such Equity Securities) would purchase at such Fair Market Value as of the Determination Date for such issuance. Such adjustment shall become effective at the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such Equity Securities, the Exchange Rate shall each be readjusted to the Exchange Rate which would then be in effect had the adjustments been made upon the issuance of such Equity Securities upon the basis of delivery of only the number of shares of Common Stock actually delivered. Such adjustment shall be made successively.

    (iii) If the Corporation shall, after the Initial Issuance Date, make an Extraordinary Dividend or effect a Pro Rata Repurchase of Common Stock, then unless such Extraordinary Dividend is made to each holder of Class C Preferred Shares on a pro rata basis with the shares of Common Stock based on the Exchange Rate in effect on the date immediately preceding such payment or distribution, in any such event, then the Exchange Rate in effect immediately prior to such event shall be adjusted by multiplying it by a fraction of which the numerator shall be the product of (i) the number of shares of Common Stock outstanding immediately before such Extraordinary Dividend or Pro Rata Repurchase (minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation and (ii) the Fair Market Value per share of the Common Stock on the record date for the determination of stockholders entitled to receive such Extraordinary Dividend and the number of shares outstanding immediately prior to such Distribution or, in the case of a Pro Rata Repurchase on the Trading Day immediately preceding the first public announcement of such Pro Rata Repurchase, as the case may be, and of which the denominator shall be
(i) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase and
(y) the Fair Market Value of a share of Common Stock on the record date with respect to such Extraordinary Distribution, or, in the case of a Pro Rata Repurchase on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase, as the case may be, minus (ii) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be (provided that such denominator shall never be less than 1.0); provided, however, that no Pro Rata Repurchase shall cause an adjustment to the Exchange Rate unless the amount of all cash dividends and distributions made to holders of Common Stock during the twelve-month period ending on the Effective Date of such Pro Rata Repurchase, when combined with the aggregate amount of all Pro Rata Repurchases, including such Pro Rata Repurchase (for all purposes of this Section 4(d)(iii) including only that portion of the Fair Market Value of the aggregate purchase price of each Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect each such Pro Rata Repurchase), the Effective Dates of which fall within such period, exceeds twelve and one-half percent (12 1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase. Such adjustment shall become effective on the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such dividend or distribution. Such adjustment shall be made successively.

    (iv) If the Corporation shall, after the Initial Issuance Date, make an International Distribution, then each holder of Class C Preferred Shares as of the record date of such distribution shall receive such International Distribution on a pro rata basis with the shares of Common Stock based on the Exchange Rate in effect on the record date for such International Distribution. With respect to all shares of Series C Preferred Shares outstanding and subsequently issued, the dividend payable pursuant to Section 2(a) hereof and the Call Price shall each be adjusted by multiplying each of them by a fraction, of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately prior to such International Distribution and (y)(i) the Fair Market Value of a share of Common Stock on the record date with respect to such International Distribution, minus (ii) the Fair Market Value of the International Distribution, and of which the denominator shall be the product of (x) the number of shares of Common Stock outstanding immediately prior to such International Distribution and (y) the Fair Market Value per share of the Common Stock on the record date for the determination of stockholders entitled to receive such International Dividend. Such adjustment shall be made successively. In the event that this subsection (iv) is applicable, then the provisions of subsection (iii) shall not apply. All adjustments pursuant to this subsection shall become effective on the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such International Distribution. If the Corporation has received an opinion of a nationally recognized law firm or accounting firm that the procedure set forth in this subsection (iv) would result in an adverse tax consequence to the Corporation or the holders of the Common Stock, then the provisions of this subsection (iv) shall not apply, and the provisions of subsection (iii) shall be applicable.

    (v) In case the Corporation shall, at any time or from time to time while any of the shares of Class C Preferred Shares are outstanding, issue, sell or exchange shares of Common Stock (other than (i) pursuant to any Rights, (ii) Exempt Issuances or pursuant to Equity Securities issued as Exempt Issuances,
(iii) pursuant to any Equity Security theretofore outstanding entitling the holder to purchase or acquire shares of Common Stock or (iv) distributions pursuant to Section 5 of the Certificate of Designation, Rights and Preferences of the Class B Preferred Shares) for a consideration having a Fair Market Value on the Determination Date for such issuance of Equity Securities less than the Fair Market Value of such shares of Common Stock on the date of such issuance, sale or exchange, then the Exchange Rate in effect immediately prior to such issuance, sale or exchange shall be adjusted by multiplying it by a fraction of which the numerator shall be the sum of (x) number of shares of Common Stock outstanding on the date of such issuance immediately prior to such issuance, plus (y) the number of additional shares of Common Stock so issued, and of which the denominator shall be the sum of (x) the number of shares of Common Stock outstanding on the date of such issuance immediately prior to such issuance, plus (y) the number of additional shares of Common Stock which the aggregate price paid for the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Fair Market Value as of the Determination Date for such issuance. Notwithstanding the foregoing, the provisions of this subsection (v) shall not apply if the Board of Directors of the Corporation has determined that the value of any consideration to be received in exchange for the issuance, sale or exchange of such Common Stock in a transaction with a Third Party negotiated at arm's length shall be based upon the Volume-Weighted Average Trading Price or closing price or similar measure of the Common Stock or of the consideration to be paid for the Common Stock, as measured on a single date or over a period of days within a reasonable amount of time prior to the issuance, sale or exchange of such Common Stock.

    (vi) In case the Corporation shall, at any time or from time to time while any of the shares of Class C Preferred Shares are outstanding, issue, sell or exchange any Equity Security (other than Common Stock, the Rights, Exempt Issuances or distributions to holders pursuant to Section 5 of the Certificate of Designation, Preferences and Rights for the Class B Shares) other than any such issuance to all holders of shares of Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Corporation) for a consideration having a Fair Market Value on the Distribution Date less than the Non-Dilutive Amount, then the Exchange Rate shall be adjusted by multiplying it by a fraction, the numerator of which shall be the product of (x) the Fair Market Value of a share of Common Stock on the Trading Day immediately preceding the first public announcement of such issuance, sale or exchange and (y) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock underlying or which could be acquired pursuant to such Equity Security at the time of the issuance, sale or exchange of such Equity Security (assuming shares of Common Stock could be acquired pursuant to such Equity Security at such time), and the denominator of which shall be the sum of (x) the Fair Market Value of all the shares of Common Stock outstanding on the Distribution Date plus (y) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of such Equity Security plus (z) the Fair Market Value as of the time of such issuance of the consideration which the Corporation would receive upon exercise, conversion or exchange in full of all such Equity Securities. Notwithstanding the foregoing, the provisions of this subsection (vi) shall not apply if the Board of Directors has determined that the value of any consideration to be received in exchange for the issuance, sale or exchange of such Equity Securities in a transaction with a Third Party negotiated at arm's length shall be based upon the Volume-Weighted Average Trading Price or closing price or similar measure of the Equity Securities or of the consideration to be paid therefor, as measured on a single day or over a period of days within a reasonable amount of time prior to the issuance, sale or exchange of such Equity Securities.

    (vi) Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under subsection (ii) above.

    (vii) The Corporation shall also be entitled to make such adjustments in the Exchange Rate as it in its sole discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) made by the Corporation to its stockholders the Initial Issuance Date shall not be taxable.

    (viii) In any case in which subsection 4(d) shall require that an adjustment as a result of any event become effective at the opening of business on the Business Day next following a record date and the date fixed for conversion pursuant to subsection 4(b) occurs after such record date, but before the occurrence of such event, the Corporation may, in its sole discretion, elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any converted Class C Preferred Shares the additional shares of Common Stock issuable upon such conversion over the shares of Common Stock issuable before giving effect to such adjustments and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to subsection 3(i).

    (ix) All adjustments to the Exchange Rate shall be calculated to the nearest 1/1000th of a share of Common Stock. No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustment which by reason of this subsection (ix) is not required to be made shall be carried forward and taken into account in any subsequent adjustment and provided further that any adjustment shall be required and made in accordance with the provisions of this Section (other than this subparagraph (ix)) not later than such time as may be required in order to preserve the taxfree nature of a distribution to the holders of shares of Common Stock. If any action or transaction would require adjustment to the Exchange Rate pursuant to more than one paragraph of this
Section 4, only one adjustment shall be made and such adjustment shall be the amount of the adjustment that has the highest absolute value.

    (e) Adjustment for Consolidation or Merger. In case of (A) any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged), (B) any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or (C) any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition in which the Corporation is the surviving or continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged) (each a "Reorganization Event"), then proper provision shall be made so that each Class C Preferred Share shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the Merger Consideration (as defined below) receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such Class C Preferred Share might have been converted immediately prior to consummation of such transaction, (ii) conversion on the Maturity Date into the Merger Consideration receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such Class C Preferred Share would have converted if the conversion on the Maturity Date had occurred immediately prior to the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such Class C Preferred Shares (other than previously declared dividends payable to a holder of record as of a prior date) and (iii) redemption on any redemption date in exchange for the Merger Consideration receivable upon consummation of such transaction by a holder of the number of shares of Common Stock that would have been issuable in effect on such redemption date upon a redemption of such share immediately prior to consummation of such transaction, assuming that, if the Notice Date for such redemption is not prior to such transaction, the Notice Date had been the date of such transaction.

    "Merger Consideration" means the kind or amount of securities, cash or other property receivable upon consummation of a Reorganization Event (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares).

    For purposes of the immediately preceding paragraph and subsection 4(g)(iii), any sale or transfer to another corporation of property of the Corporation which did not account for at least 50% of the consolidated net income of the Corporation for its most recent fiscal year ending prior to the consummation of such transaction shall not in any event be deemed to be a sale or transfer of the property of the Corporation as an entirety or substantially as an entirety.

    (f) Notice of Adjustments. Whenever the Exchange Rate is adjusted as herein provided, the Corporation shall:

        (i) forthwith compute the adjusted Exchange Rate in accordance herewith and prepare a certificate signed by an officer of the Corporation setting forth the adjusted Exchange Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the transfer agent for the Class C Preferred Shares and the Common Stock; and

        (ii) make a prompt public announcement and mail a notice to the holders of the outstanding Class C Preferred Shares stating that the Exchange Rate has been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Exchange Rate, such notice to be mailed within 45 days after the close of the fiscal quarter during which the facts requiring such adjustment occurred.

    (g) Notices. In case, at any time while any of the Class C Preferred Shares are outstanding,

        (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock, excluding any cash dividends (other than an Extraordinary Distribution); or

        (ii) the Corporation shall authorize the issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares or its Common Stock or of any other Equity Securities; or

        (iii) the Corporation shall authorize any reclassification of its Common Stock (other than a subdivision or combination thereof) or capital stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate name or corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the then existing and the new state of domicile), or the sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety; or

        (iv) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

        (v)  there shall occur any Pro Rata Repurchase,

then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Class C Preferred Shares, and shall cause to be mailed to the holders of Class C Preferred Shares at their last addresses as they shall appear on the stock register, at least 10 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation. or winding up. The failure to give or receive the notice required by this subsection (g) or any defect therein shall not affect the legality or validity of such dividend, distribution, right or warrant or other action.

    (h) Effect of Conversions. The person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be usable upon any conversion or redemption shall be deemed to have become on the date of any such conversion or redemption the holder or holders of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such stock transfer books are open.

    (i) No Fractional Shares. No fractional shares or script representing fractional shares of Common Stock shall be issued upon the redemption or conversion of any Class C Preferred Shares. In lieu of any fractional share otherwise issuable in respect of the aggregate number of Class C Preferred Shares of any holder which are converted upon Mandatory Conversion or any optional conversion, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of (i) the Maturity Price of the Common Stock or (ii) the Current Market Price on the second Trading Date immediately preceding the effective date of conversion, in the case of an optional conversion by a holder. If more than one share shall be surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Class C Preferred Shares so surrendered.

    (j) Re-issuance. Class C Preferred Shares that have been issued and reacquired in any manner, including shares purchased, exchanged, redeemed or converted, shall not be reissued as 4.25% Class C Convertible Preferred Stock, Series 1996, and shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock.

    (k) Payment of Taxes. The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the redemption or conversion of share of Class C Preferred Shares pursuant to this Section 3; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of Class C Preferred Shares redeemed or converted or to be redeemed or converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

    (l) Reservation of Common Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock and/or its issued Common Stock held in its treasury, for the purpose of effecting any Mandatory Conversion of the Class C Preferred Shares or any conversion of the Class C Preferred Shares at the option of the holder, the full number of shares of Common Stock then deliverable upon any such conversion of all outstanding Class C Preferred Shares.

SECTION 5. LIQUIDATION RIGHTS.

    (a) The Class C Preferred Shares will rank on a parity as to distribution of assets upon liquidation with the Class B Preferred Stock, and with any future preferred stock issued by the Corporation that by its terms ranks pari passu with the Class C Preferred Shares, with respect to distribution of assets upon liquidation.

    (b) The Class C Preferred Shares will be subordinate as to distribution upon liquidation to any future preferred stock issued by the Corporation that by its terms is senior to the Class C Preferred Shares with respect to distribution of assets upon liquidation.

    (c) In the event of the liquidation, dissolution, or winding up of the business of the Corporation, whether voluntary or involuntary, the holders of Class C Preferred Shares then outstanding, after payment or provision for payment of the debts and other liabilities of the Corporation and the payment or provision for payment of any distribution on any shares of the Corporation having a preference and a priority over the Class C Preferred Shares on liquidation, and before any distribution to holders of any shares of the Corporation that are junior and subordinate to the Class C Preferred Shares on liquidation, including the Common Stock and the Series A Participating Preferred Stock, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount of cash per Class C Preferred Share equal to the Call Price, as adjusted pursuant to the terms hereof, plus an amount equal to all accrued and unpaid dividends thereon, and shall, after the holders of Common Stock have received an amount per share of Common Stock equal to the Call Price divided by the Exchange Rate, be entitled to participate on a pro rata basis with the holders of Common Stock on a per share basis, as if such Class C Preferred Shares had converted to Common Stock at the Exchange Rate then in effect on the date immediately prior to such distribution. In the event the assets of the Corporation available for distribution to the holders of the Class C Preferred Shares upon any dissolution, liquidation or winding up of the Corporation shall be insufficient to pay in full the liquidation payments payable to the holders of outstanding Class C Preferred Shares and of all other series of Preferred Stock that rank on a parity with the Class C Preferred Shares in the event of liquidation, the holders of the Class C Preferred Shares and of all other series of such parity Preferred Stock shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the amounts to which the holders of outstanding Class C Preferred Shares and the holders of outstanding shares of such parity Preferred Stock were paid in full. Except as provided in this


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Section 5, holders of Class C Preferred Shares shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

    (d) For the purposes of this Section 5, none of the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

        (i) the sale, lease, transfer or exchange of all or substantially all of the assets of the Corporation; or

        (ii) the consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger).

SECTION 6. NO PREEMPTIVE RIGHTS.

    The holders of Class C Preferred Shares shall have no preemptive rights, including preemptive rights with respect to any shares of capital stock or other securities of the Corporation convertible into or carrying rights or options to purchase any such shares.

SECTION 7. VOTING RIGHTS.

    (a) The holders of Class C Preferred Shares shall not have any voting rights except as required by law and except as set forth below in Section 7(b) and (c).

    (b) If at any time dividends payable on the Class C Preferred Shares or any other series of Parity Preferred Stock are in arrears and unpaid in an aggregate amount equal to or exceeding the aggregate amount of dividends payable thereon for six quarterly dividend periods, or if any other series of Preferred Stock shall be entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any Directors of the Corporation ("Preferred Stock Directors"), the holders of the Class C Preferred Shares, voting separately as a class with the holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable, shall have the right to vote for the election of two Preferred Stock Directors of the Corporation, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right. Such right of the holders of Class C Preferred Shares to elect two Preferred Stock Directors shall, when vested, continue until all dividends in arrears on the Class C Preferred Shares and such other series of Preferred Stock shall have been paid in full and the right of any other series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect Preferred Stock Directors shall terminate or have terminated and, when so paid, and any such termination occurs or has occurred, such right of the holders of Class C Preferred Shares to elect two Preferred Stock Directors separately as a class shall cease, subject always to the same provisions for the vesting of such right of the holders of the Class C Preferred Shares to elect two Preferred Stock Directors in the case of future dividend defaults.

    The term of office of each Director elected pursuant to the preceding paragraph shall terminate on the earlier of (i) the next annual meeting of stockholders at which a successor shall have been elected and qualified or (ii) the termination of the right of the holders of Class C Preferred Shares and such other series of Preferred Stock to vote for Directors pursuant to the preceding paragraph. Vacancies on the Board of Directors resulting from the death, resignation or other cause of any such Director shall be filled exclusively by no less than two-thirds of the remaining Directors and the Director so elected shall hold office until a successor is elected and qualified.

    (c) For as long as any Class C Preferred Shares remain outstanding, the affirmative consent of the holders of at least two-thirds thereof actually voting (voting separately as a class) given in person or by proxy, at any annual meeting or special meeting of the shareholders called for such purpose, shall be necessary to amend, alter or repeal any of the provisions of the Certificate of Incorporation of the Corporation which would adversely affect the powers, preferences or rights of the holders of the Class C Preferred Shares then outstanding or reduce the minimum time required for any notice to which holders of


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Class C Preferred Shares then outstanding may be entitled; provided, however, that any such amendment, alteration or repeal that would authorize, create or increase the authorized amount of any shares of stock (whether or not already authorized) ranking junior to, on a parity with, or senior to the Class C Preferred Shares with respect to payment of dividends or payment upon liquidation shall be deemed not to adversely affect such powers, preferences or rights and shall not be subject to approval by the holders of Class C Preferred Shares; and provided further that the holders of the Preferred Shares shall not have any voting rights with respect to the amendment, alteration or repeal of any provisions of the Certificate of Incorporation of the Corporation approved at a meeting of the stockholders the record date of which is prior to the issuance of any Class C Preferred Shares.


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